J.P. Morgan & Co. Incorporated                                  [JP Morgan Logo]
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM
--------------------------------------------------------------------------------

NEWS RELEASE: IMMEDIATE                                            July 14, 1998

J.P. MORGAN REPORTS 1998 SECOND QUARTER RESULTS

J.P. Morgan today reported net income of $481 million, up 29% from the second quarter of 1997. The 1998 result includes a gain of $131 million ($79 million after tax) related to the previously announced sale of the firm's global trust and agency services business. Excluding the gain, net income was $402 million, 7% higher than in last year's quarter. Earnings per share in the 1998 quarter were $2.36, or $1.96 per share excluding the gain.

Net income for the first half of 1998, excluding the second quarter gain and a $129 million after tax restructuring charge taken in the first quarter, was $768 million, compared with $798 million in the first half of 1997.

OTHER HIGHLIGHTS OF THE QUARTER:

- Revenues from our client-focused activities rose 28% from the year-ago quarter, benefiting from strong client demand globally and a robust market environment in the U.S. and Europe; proprietary revenues were lower.

- Operating expenses were flat compared with the first quarter as we funded strategic investment with savings realized from the restructuring actions announced in March.

- Exposures to emerging Asia were $3.4 billion, down 26% from the first quarter and 44% from year-end 1997.

Douglas A. Warner III, chairman, said: "We saw solid progress on our strategic initiatives in the quarter, with strong revenue momentum across all of our client-focused activities and tangible results from repositioning our credit portfolio."

SECOND QUARTER RESULTS AT A GLANCE

                                                                                    First
                                                       Second quarter              quarter
--------------------------------------------------------------------------------------------
In millions of dollars, except per share data        1998           1997            1998
--------------------------------------------------------------------------------------------
Revenues                                            $ 2,153        $ 1,791        $ 1,997
Operating expenses                                   (1,416)        (1,241)        (1,632)*
Income taxes                                           (256)          (176)          (128)
--------------------------------------------------------------------------------------------
Net income                                              481            374            237
Net income per share                                $  2.36        $  1.85        $  1.15
Dividends declared per share                        $  0.95        $  0.88        $  0.95
--------------------------------------------------------------------------------------------

* Includes a pretax charge of $215 million related to the restructuring of business activities.

The remainder of this release contains information on specific areas of results, a financial summary, and the consolidated financial statements.

--------------------------------------------------------------------------------
Press contact:             Joseph M. Evangelisti                    212/648-9589
Investor contact:          Ann B. Patton                            212/648-9446

J.P. Morgan & Co. Incorporated         2


REVENUES BY BUSINESS SECTOR

Revenues from client-focused activities up 28% from a year ago

REVENUES in the second quarter of 1998 rose 20% from the prior year to $2.153 billion.

Revenues from client-focused activities, which are reported in the Finance and Advisory, Market Making, and Asset Management and Servicing sectors, rose 28% to $1.953 billion in the second quarter of 1998 from $1.521 billion in the year-ago quarter. Revenues from Equity Investments and Proprietary Investing and Trading activities were $166 million versus $240 million in the 1997 second quarter.

FINANCE AND ADVISORY (Advisory, Debt and Equity Underwriting, and Credit) revenues were $588 million in the second quarter of 1998, up 22% from the 1997 second quarter.

Revenues from advisory services and debt and equity underwriting rose 31% to $334 million in the quarter, reflecting robust demand for investment banking services, particularly in the Americas and Europe. For the first half of 1998, Securities Data Co. ranked J.P. Morgan fifth in completed mergers and acquisitions worldwide, up from seventh in the year-ago first half; market share advanced to 15.0% from 9.4%. Morgan ranked ninth in U.S. equity lead underwriting with a market share of 4.3%, compared with 11th and a market share of 2.7% in the 1997 first half. Revenues from credit activities in the quarter rose $28 million to $254 million.

MARKET MAKING (Fixed Income, Emerging Markets, Equities, Foreign Exchange, and Commodities) revenues totaled $920 million in the second quarter, up 42% from a year earlier.

Fixed income revenues rose 41% to $377 million in the second quarter of 1998. Revenues from swaps and other derivative transactions with clients were sharply higher.

In emerging markets, market-making revenues were $149 million in the second quarter, up 21%. Increased client flows in Asian local markets and derivatives contributed to the increase.

Market-making revenues in equities were $205 million in the second quarter of 1998, up 30% from $158 million a year ago. Equity derivatives posted strong increases on higher client demand. Cash secondary trading revenues were also sharply higher, reflecting growing market share and volumes.

Foreign exchange revenues were $147 million, 75% higher than in the year-ago quarter. Strong client demand and volatile markets, both in G-7 and emerging market currencies, contributed to the increase.

Commodities revenues of $42 million more than doubled from a year ago, reflecting increased client activity in both metals and energy.

ASSET MANAGEMENT AND SERVICING (Institutional Investment Management and Mutual Funds, Services for Private Clients, and Securities and Futures Services) revenues were up 14% to $445 million in the second quarter from a year ago.

Revenues generated from asset management increased 8% to $277 million, reflecting a 14% increase in investment management fees partially offset by the costs associated with our investment in American Century. Assets under management approximated $300 billion at June 30, 1998, compared with $234 billion a year ago.

J.P. Morgan & Co. Incorporated         3


Private clients accounted for revenues of approximately $175 million, an increase of 21%. Of this amount, approximately $45 million is recorded in the Finance and Advisory and Market Making sectors.

Revenues from securities and futures services were broadly higher. The 24% gain in the quarter included strong Euroclear revenues and record results in futures and options brokerage.

EQUITY INVESTMENTS (Equity Investment Portfolio Management) reported revenues of $108 million in the second quarter, compared with $124 million a year ago. Net gains of $101 million this quarter primarily related to the sale of an investment in the insurance industry. Total return - reported revenues plus the change in net unrealized appreciation - was negative $48 million compared with $212 million in the 1997 period, which saw exceptional appreciation in insurance industry investments.

PROPRIETARY INVESTING AND TRADING (Risk Positioning, Credit Investment Portfolio, and Capital and Liquidity Management) revenues declined to $58 million in the 1998 second quarter from $116 million a year ago. The decline includes approximately $50 million in losses on the sale of investment securities related to reducing our Asian credit exposures. Total return - reported revenues plus the change in net unrealized appreciation - for the 1998 second quarter was $69 million compared with $59 million last year.

CORPORATE ITEMS (Revenues not allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustment, and results of sold or discontinued businesses) include the $131 million gain on the sale of our global trust and agency services business.

OPERATING EXPENSES

Expenses flat with first quarter

Operating expenses were $1.416 billion in the second quarter, flat compared with the first quarter (excluding a $215 million restructuring charge), reflecting progress on our productivity initiatives. Incremental investments in strategic growth areas were substantially funded by savings realized from the restructuring initiatives announced last quarter.

Compared with the prior year, operating expenses in the second quarter increased 14%, reflecting higher incentive compensation accruals and other expenses related to increased business activity. Costs to prepare for the Year 2000 and European Economic and Monetary Union were $55 million in the quarter, up from $14 million a year ago.

CREDIT-RELATED DEVELOPMENTS

Exposures in Emerging Asia reduced 26%

We continued to reduce exposures to counterparties in Indonesia, Malaysia, the Philippines, South Korea, and Thailand through principal repayments, loan and investment securities sales, the purchase of credit protection through derivatives, and charge-offs. Exposures to these countries at June 30, 1998, were down 26% to $3.4 billion from March 31, 1998, and down 44% since December 31, 1997. Exposures primarily consist of loans, derivatives, trading account securities, and debt investment securities.

J.P. Morgan & Co. Incorporated         4


Nonperforming assets at June 30, 1998, were $588 million, down from $650 million at March 31, 1998. Assets newly classified as nonperforming were offset by a combination of charge-offs and repayments during the quarter. Nonperforming assets consist primarily of swaps with certain Asian counterparties. Net charge-offs were $83 million in the quarter and related primarily to counterparties in South Korea and Indonesia.

At June 30, 1998, the aggregate allowance for credit losses was $904 million, compared with $987 million at March 31, 1998. Of exposures to Indonesia, Malaysia, the Philippines, South Korea, and Thailand, approximately $2.5 billion at June 30, 1998, were eligible for coverage by the aggregate allowance for credit losses. We consider approximately 47% of the aggregate allowance for credit losses to relate to these countries as of June 30, 1998. The aggregate allowance, however, remains available to absorb losses inherent in J.P. Morgan's existing portfolio of loans, as well as other undertakings to extend credit or make payments, and all other credit exposures, including derivatives. In management's judgment, the aggregate allowance for credit losses remains at an adequate level.

CAPITAL

At June 30, 1998, under the Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 7.6% and 11.1%, respectively; the estimated leverage ratio was 4.1%. At March 31, 1998, J.P. Morgan's tier 1 and total risk-based capital ratios were 7.5% and 11.1%, respectively, and the leverage ratio was 4.0%.

J.P. Morgan's risk adjusted assets at June 30, 1998, approximated $151.1 billion, compared with $150.6 billion at March 31, 1998. The increase is net of a reduction of approximately $6 billion achieved through actions taken as part of our strategy to reduce the capital employed in our credit portfolio.

At June 30, 1998, stockholders' equity included $376 million of net unrealized appreciation on debt investment and marketable equity investment securities, net the related deferred tax liability of $231 million. This compares with $433 million of net unrealized appreciation at March 31, 1998, net the related deferred tax liability of $253 million. The net unrealized appreciation on debt investment securities was $237 million and $187 million at June 30, 1998, and March 31, 1998, respectively. The net unrealized appreciation on marketable equity investment securities was $370 million at June 30, 1998, and $499 million at March 31, 1998.

The firm bought back approximately 2.5 million shares of its common stock in the second quarter, for a total of 3.7 million shares in the year to date. These purchases are part of an authorization to repurchase 7 million shares to lessen the dilutive impact of the firm's employee benefit plans on earnings per share.

                                     # # #

J.P. Morgan & Co. Incorporated         5


J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to our 1997 Annual Report.

Attached are the financial summary; interim consolidated financial statements, which are unaudited; summary of sector results; trading and investment banking revenue tables; and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet at www.jpmorgan.com.

J.P. Morgan & Co. Incorporated         6


FINANCIAL SUMMARY
J. P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------
Dollars in millions, except share data

                                                                                    First
                                                        Second Quarter              Quarter                 Six Months
                                                -----------------------------     ------------     -----------------------------
                                                    1998             1997             1998             1998             1997
                                                --------------------------------------------------------------------------------
Net Income                                           (a)$481     $        374          (b)$237          (c)$718            $ 798
PER COMMON SHARE
Net income(d)
      Basic                                         (a)$2.57     $       1.98         (b)$1.26         (c)$3.82            $4.17
      Diluted                                        (a)2.36             1.85          (b)1.15          (c)3.51             3.89
Dividends declared                                      0.95             0.88             0.95             1.90             1.76
Book value(e)                                   $      57.26     $      55.37     $      56.55
--------------------------------------------------------------------------------------------------------------------------------
Common shares issued and outstanding
      at period-end                              176,658,607      179,056,875      177,933,414
--------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common
      and dilutive potential common shares
      outstanding                                200,064,207      198,148,923      198,189,458      199,740,026      200,750,906
--------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common stock              $        168     $        158     $        169     $        337     $        318
Dividends declared on preferred stock                      9                9                9               18               18

SELECTED RATIOS
Annualized rate of return on average
      common stockholders' equity (f)                (a)17.3%            14.1%          (b)8.6%         (c)13.0%            14.9%
As % of period-end total assets:
      Common equity                                      3.9%             4.3%             4.0%
      Total equity                                       4.2              4.5              4.3

Regulatory capital ratios
      Tier 1 risk-based capital ratio                 (g)7.6%             (g)           (g)7.5 %
      Total risk-based capital ratio                 (g)11.1              (g)          (g)11.1
      Leverage ratio                                  (g)4.1              (g)           (g)4.0
--------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
      Debt investment securities (h)            $     23,185     $     22,946     $     24,100     $     23,611     $     24,192
      Loans                                           32,556           29,434           32,540           32,548           29,070
      Total interest-earning assets                  208,459          194,832          209,779          209,087          192,189
      Total assets                                   281,864          243,225          279,657          280,767          239,672
      Total interest-bearing liabilities             205,868          185,465          205,867          205,867          183,772
      Total liabilities                              270,218          232,118          268,167          269,199          228,421
      Common stockholders' equity                     10,952           10,413           10,796           10,874           10,557
      Total stockholders' equity                      11,646           11,107           11,490           11,568           11,251

Net interest earnings (fully taxable basis)              306              513              351              657              983
Net yield on interest-earning assets                    0.59%            1.06%            0.68%            0.63%            1.03%
--------------------------------------------------------------------------------------------------------------------------------
Employees at period-end                               16,045           15,776           16,534
--------------------------------------------------------------------------------------------------------------------------------

(a) Excluding the 1998 second quarter after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business: net income was $402 million; basic and diluted earnings per share (EPS) were $2.14 and $1.96, respectively; and the annualized rate of return on average common stockholders' equity was 14.4% (including the impact of SFAS No. 115) and 15.0% (excluding the impact of SFAS No. 115) for the three months ended June 30, 1998.

(b) Excluding the 1998 first quarter after tax charge of $129 million ($215 million before tax) related to the restructuring of business activities: net income was $366 million; basic and diluted EPS were $1.97 and $1.80, respectively; and the annualized rate of return on average common stockholders' equity was 13.4% (including the impact of SFAS No. 115) and 14.0% (excluding the impact of SFAS No. 115) for the three months ended March 31, 1998.

(c) Excluding the 1998 second quarter after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business and excluding the 1998 first quarter after tax charge of $129 million ($215 million before tax) related to the restructuring of business activities: net income was $768 million; basic and diluted EPS were $4.09 and $3.76, respectively; and the annualized rate of return on average common stockholders' equity was 13.9% (including the impact of SFAS No. 115) and 14.5% (excluding the impact of SFAS No. 115) for the six months ended June 30, 1998.

(d) Effective December 31, 1997, J.P. Morgan adopted Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 supersedes Accounting Principles Board Opinion (APB) No. 15 and related interpretations and replaces the computations of primary and fully diluted EPS with basic and diluted EPS, respectively. Prior period amounts have been restated.

(e) Excluding the impact of SFAS No. 115, the book value per common share was $55.31, $52.68, and $54.30, at June 30, 1998, June 30, 1997, and March 31, 1998,
respectively.

(f) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity was 18.0%, 14.7%, and 8.9% for the three months ended June 30, 1998, June 30, 1997, and March 31, 1998, respectively, and 13.5% and 15.6% for the six months ended June 30, 1998 and 1997, respectively.

(g) As of September 30, 1997, J.P. Morgan adopted the Federal Reserve Board's new market risk capital guidelines for calculation of risk-based capital ratios. The new framework amended the existing guidelines by incorporating a measure of market risk for trading positions. In addition, the capital and assets of the
Section 20 subsidiary, J.P. Morgan Securities Inc., are no longer excluded from the calculations; however, the effect of SFAS No. 115 continues to be excluded. Risk-based capital ratios for June 30, 1998 are estimates. Ratios at June 30, 1997 have not been restated. In accordance with the Federal Reserve Board's guidelines followed prior to September 30, 1997, ratios at June 30, 1997 exclude the equity, assets, and off-balance sheet exposures of J.P. Morgan Securities Inc. and the effect of SFAS No. 115. The tier 1 risk-based capital ratio, total risk-based capital ratio, and leverage ratio computed under such former guidelines were 8.1%, 11.4%, and 5.9%, respectively, at June 30, 1997.

(h) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated         7


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------
In millions, except share data

                                                                     Three months ended
                                              ------------------------------------------------------------------
                                              June 30       June 30       Increase/      March 31       Increase/
                                                 1998          1997       (Decrease)         1998       (Decrease)
                                              ------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                              $ 3,106       $ 3,029       $    77        $ 3,262        ($  156)
Interest expense                                2,816         2,534           282          2,926           (110)
----------------------------------------------------------------------------------------------------------------
Net interest revenue                              290           495          (205)           336            (46)

NONINTEREST REVENUES
Trading revenue                                   877           477           400            896            (19)
Investment banking revenue                        362           294            68            346             16
Investment management revenue                     226           199            27            211             15
Fees and commissions                              197           156            41            190              7
Investment securities revenue                      68           114           (46)            43             25
Other revenue/(loss)                              133 (a)        56            77            (25)           158
----------------------------------------------------------------------------------------------------------------
Total noninterest revenues                      1,863         1,296           567          1,661            202

Total revenues, net of interest expense         2,153         1,791           362          1,997            156

OPERATING EXPENSES
Employee compensation and benefits                862           734           128          1,003           (141)
Net occupancy                                      78           104           (26)           151            (73)
Technology and communications                     293           240            53            301             (8)
Other expenses                                    183           163            20            177              6
----------------------------------------------------------------------------------------------------------------
Total operating expenses                        1,416         1,241           175          1,632 (b)       (216)

Income before income taxes                        737           550           187            365            372
Income taxes                                      256           176            80            128            128
----------------------------------------------------------------------------------------------------------------
Net income                                        481           374           107            237            244

PER COMMON SHARE
Net income
     Basic                                    $  2.57       $  1.98       $  0.59        $  1.26        $  1.31
     Diluted                                     2.36          1.85          0.51           1.15           1.21
Dividends declared                               0.95          0.88          0.07           0.95             --
----------------------------------------------------------------------------------------------------------------

(a) Second quarter 1998 includes a pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

(b) First quarter 1998 includes a pretax charge of $215 million ($129 million after tax) related to the restructuring of business activities which was recorded as follows: $140 million in Employee compensation and benefits, related to severance; $70 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated          8


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------
In millions, except share data

                                                        Six months ended
                                               ---------------------------------
                                               June 30      June 30     Increase/
                                                  1998         1997    (Decrease)
                                               ---------------------------------
NET INTEREST REVENUE
Interest revenue                               $6,368       $5,921       $  447
Interest expense                                5,742        4,976          766
--------------------------------------------------------------------------------
Net interest revenue                              626          945         (319)

NONINTEREST REVENUES
Trading revenue                                 1,773        1,174          599
Investment banking revenue                        708          520          188
Investment management revenue                     437          383           54
Fees and commissions                              387          304           83
Investment securities revenue                     111          175          (64)
Other revenue                                     108 (a)      123          (15)
--------------------------------------------------------------------------------
Total noninterest revenues                      3,524        2,679          845

Total revenues, net of interest expense         4,150        3,624          526

OPERATING EXPENSES
Employee compensation and benefits              1,865        1,500          365
Net occupancy                                     229          177           52
Technology and communications                     594          443          151
Other expenses                                    360          312           48
--------------------------------------------------------------------------------
Total operating expenses                        3,048 (b)    2,432          616

Income before income taxes                      1,102        1,192          (90)
Income taxes                                      384          394          (10)
--------------------------------------------------------------------------------
Net income                                        718          798          (80)

PER COMMON SHARE
Net income
     Basic                                     $ 3.82       $ 4.17       ($0.35)
     Diluted                                     3.51         3.89        (0.38)
Dividends declared                               1.90         1.76         0.14
--------------------------------------------------------------------------------

(a) Six months ended June 30, 1998 includes a second quarter pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

(b) Six months ended June 30, 1998 includes a first quarter 1998 pretax charge of $215 million ($129 million after tax) related to the restructuring of business activities which was recorded as follows: $140 million in Employee compensation and benefits, related to severance; $70 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated         9


CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated
-----------------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                                       June 30  March 31  December 31
                                                                                                        1998      1998         1997
                                                                                                    -------------------------------
ASSETS
Cash and due from banks                                                                             $  1,522  $  1,113    $   1,758
Interest-earning deposits with banks                                                                   2,804     1,506        2,132
Debt investment securities available-for-sale carried at fair value (cost: $23,461
   at June 1998, $25,238 at March 1998, and $22,507 at December 1997)                                 23,698    25,425       22,768
Equity investment securities                                                                           1,012     1,176        1,085
Trading account assets, net of allowance for credit losses of $327 at June 1998 and $350
   at March 1998 and December 1997                                                                   123,475   123,325      111,854
Securities purchased under agreements to resell                                                       36,537    31,196       39,002
Securities borrowed                                                                                   40,215    36,784       38,375
Loans, net of allowance for credit losses of $392 at June 1998, $452 at March 1998,
   and $546 at December 1997                                                                          31,029    33,292       31,032
Accrued interest and accounts receivable                                                               7,536     6,573        4,962
Premises and equipment, net of accumulated depreciation of $1,389 at June 1998,
   $1,368 at March 1998, and $1,379 at December 1997                                                   1,855     1,840        1,838
Other assets                                                                                          11,094     9,309        7,353
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                         280,777   271,539      262,159
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                982     1,024        1,482
   In offices outside the U.S.                                                                         1,254     1,001          744
Interest-bearing deposits:
   In offices in the U.S.                                                                              6,316     6,960        9,232
   In offices outside the U.S.                                                                        48,474    51,390       47,421
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                        57,026    60,375       58,879
Trading account liabilities                                                                           74,997    71,652       71,141
Securities sold under agreements to repurchase ($67,319 at June 1998, $62,595 at March 1998,
   and $53,202 at December 1997) and federal funds purchased                                          69,891    65,740       57,804
Commercial paper                                                                                      12,738     8,921        6,622
Other liabilities for borrowed money                                                                  16,788    14,990       17,176
Accounts payable and accrued expenses                                                                  8,268     8,766       10,865
Long-term debt not qualifying as risk-based capital                                                   21,301    20,449       18,246
Other liabilities, including allowance for credit losses of $185                                       2,223     3,193        4,129
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     263,232   254,086      244,862
Liabilities qualifying as risk-based capital:
Long-term debt                                                                                         4,679     4,706        4,743
Company-obligated mandatorily redeemable preferred securities of subsidiaries                          1,150     1,150        1,150
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                    269,061   259,942      250,755

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and outstanding: 2,444,300)        244       244          244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)               250       250          250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                    200       200          200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,807,317 at
   June 1998, 200,805,567 at March 1998, and 200,692,673 at December 1997)                               502       502          502
Capital surplus                                                                                        1,306     1,351        1,360
Common stock issuable under stock award plans                                                          1,342     1,241        1,185
Retained earnings                                                                                      9,743     9,447        9,398
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                           376       433          432
   Foreign currency translation, net of taxes                                                            (44)      (29)         (22)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      13,919    13,639       13,549
Less: treasury stock (24,148,710 shares at June 1998, 22,872,153 shares
   at March 1998, and 24,374,944 shares at December 1997) at cost                                      2,203     2,042        2,145
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                            11,716    11,597       11,404
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                           280,777   271,539      262,159
-----------------------------------------------------------------------------------------------------------------------------------

Certain prior period amounts have been reclassified to conform with the current presentation.

J.P. Morgan & Co. Incorporated         10


CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York

-------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                                 June 30        December 31
                                                                                                  1998               1997
                                                                                               --------------------------
ASSETS
Cash and due from banks                                                                        $   1,491        $   1,663
Interest-earning deposits with banks                                                               2,736            2,195
Debt investment securities available-for-sale carried at fair value                                3,891           20,539
Trading account assets, net of allowance for credit losses of $327
   at June 1998 and $350 at December 1997                                                         96,070           88,995
Securities purchased under agreements to resell                                                   24,183           28,045
Securities borrowed                                                                               13,802           13,831
Loans, net of allowance for credit losses of $390 at June 1998 and $545 at December 1997          30,847           30,851
Accrued interest and accounts receivable                                                           6,934            4,534
Premises and equipment, net of accumulated depreciation of $1,209 at June 1998
   and $1,208 at December 1997                                                                     1,685            1,669
Other assets                                                                                       6,298            4,096
-------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                     187,937          196,418
-------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                            991            1,492
   In offices outside the U.S.                                                                     1,262              752
Interest-bearing deposits:
   In offices in the U.S.                                                                          6,328           10,156
   In offices outside the U.S.                                                                    50,112           48,343
-------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                    58,693           60,743
Trading account liabilities                                                                       64,903           61,562
Securities sold under agreements to repurchase and federal funds purchased                        21,413           26,017
Other liabilities for borrowed money                                                              10,453           10,433
Accounts payable and accrued expenses                                                              6,413            7,160
Long-term debt not qualifying as risk-based capital                                               11,164           14,320
Other liabilities, including allowance for credit losses of $185                                     780            2,713
-------------------------------------------------------------------------------------------------------------------------
                                                                                                 173,819          182,948
Long-term debt qualifying as risk-based capital                                                    3,287            3,037
-------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                177,106          185,985

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                        --               --
Common stock, $25 par value (authorized shares: 11,000,000; issued and
   outstanding: 10,599,027)                                                                          265              265
Surplus                                                                                            3,305            3,155
Undivided profits                                                                                  7,178            6,927
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                       127              108
   Foreign currency translation, net of taxes                                                        (44)             (22)
-------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                        10,831           10,433
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                       187,937          196,418
-------------------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

J.P. Morgan & Co. Incorporated         11


SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

                                                      Asset      TOTAL
                            Finance                 Manage-     CLIENT-   Equity    Proprietary        TOTAL
                                and   Market       ment and     FOCUSED  Invest-      Investing  PROPRIETARY  Corporate     CONSOL-
In millions                Advisory   Making      Servicing  ACTIVITIES    ments    and Trading   ACTIVITIES      Items     IDATED
------------------------------------------------------------------------------------------------------------------------------------
SECOND QUARTER 1998

Total revenues             $   588    $   920     $   445    $ 1,953     $   108     $    58     $   166     $    34(a)     $ 2,153
Total expenses                 366        565         362      1,293          11          48          59          64          1,416
------------------------------------------------------------------------------------------------------------------------------------
Pretax income                  222        355          83        660          97          10         107         (30)           737
------------------------------------------------------------------------------------------------------------------------------------
SECOND QUARTER 1997

Total revenues                 481        648         392      1,521         124         116         240          30          1,791
Total expenses                 351        455         320      1,126          11          45          56          59          1,241
------------------------------------------------------------------------------------------------------------------------------------
Pretax income                  130        193          72        395         113          71         184         (29)           550
------------------------------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE),
SECOND QUARTER 1998 VS
SECOND QUARTER 1997

Total revenues                 107        272          53        432         (16)        (58)        (74)          4            362
Total expenses                  15        110          42        167          --           3           3           5            175
------------------------------------------------------------------------------------------------------------------------------------
Pretax income                   92        162          11        265         (16)        (61)        (77)         (1)           187
------------------------------------------------------------------------------------------------------------------------------------
FIRST QUARTER 1998

Total revenues                 564        919         402      1,885          25         238         263        (151)         1,997
Total expenses                 355        608         343      1,306           7          49          56         270 (b)      1,632
------------------------------------------------------------------------------------------------------------------------------------
Pretax income                  209        311          59        579          18         189         207        (421)           365
------------------------------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE),
SECOND QUARTER 1998 VS
FIRST QUARTER 1998

Total revenues                  24          1          43         68          83        (180)        (97)        185            156
Total expenses                  11        (43)         19        (13)          4          (1)          3        (206)          (216)
------------------------------------------------------------------------------------------------------------------------------------
Pretax income                   13         44          24         81          79        (179)       (100)        391            372
------------------------------------------------------------------------------------------------------------------------------------

(a) Second quarter 1998 includes a pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(b) First quarter 1998 includes a pretax charge of $215 million related to the restructuring of business activities.

We describe the activities of J.P. Morgan using five business sectors. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients, including positions taken to facilitate client transactions. Two sectors comprise proprietary activities that we conduct exclusively for our own account: Equity Investments and Proprietary Investing and Trading. The Finance and Advisory sector includes results of our advisory, debt and equity underwriting, and credit activities. The Market Making sector includes results of our fixed income, emerging markets, equities, foreign exchange, and commodities activities. The Asset Management and Servicing sector includes results of our institutional investment management and mutual funds, services for private clients, and securities and futures services. Corporate Items includes revenues and expenses that have not been allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustment, and results of sold or discontinued businesses. For a complete description of our business sectors, please refer to the J.P. Morgan & Co. Incorporated 1997 Annual report.

METHODOLOGY:

The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole.

J.P. Morgan & Co. Incorporated         12


SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

                                                  Asset       TOTAL
                         Finance                Manage-      CLIENT-  Equity     Proprietary      TOTAL
                             and   Market      ment and      FOCUSED Invest-       Investing PROPRIETARY   Corporate    CONSOL-
In millions             Advisory   Making     Servicing   ACTIVITIES   ments     and Trading  ACTIVITIES       Items     IDATED
-------------------------------------------------------------------------------------------------------------------------------
SIX MONTHS 1998

Total revenues          $ 1,152    $ 1,839    $   847     $ 3,838    $   133     $   296     $   429       ($117)(a)    $ 4,150
Total expenses              721      1,173        705       2,599         18          97         115         334 (b)      3,048
-------------------------------------------------------------------------------------------------------------------------------
Pretax income               431        666        142       1,239        115         199         314        (451)         1,102
-------------------------------------------------------------------------------------------------------------------------------
SIX MONTHS 1997

Total revenues              932      1,381        767       3,080        173         392         565         (21)         3,624
Total expenses              653        929        620       2,202         18          91         109         121          2,432
-------------------------------------------------------------------------------------------------------------------------------
Pretax income               279        452        147         878        155         301         456        (142)         1,192
-------------------------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE),
SIX MONTHS 1998 VS
SIX MONTHS 1997

Total revenues              220        458         80         758        (40)        (96)       (136)        (96)           526
Total expenses               68        244         85         397         --           6           6         213            616
-------------------------------------------------------------------------------------------------------------------------------
Pretax income               152        214         (5)        361        (40)       (102)       (142)       (309)           (90)
-------------------------------------------------------------------------------------------------------------------------------

                                     Second     Second                  First                    Six            Six
                                    Quarter    Quarter     Increase/  Quarter      Increase/  Months         Months      Increase/
In millions                            1998       1997    (Decrease)     1998     (Decrease)    1998           1997     (Decrease)
--------------------------------------------------------------------------------------------------------------------------------
REVENUES
 Advisory & Underwriting            $   334    $   255    $    79     $   340     ($    6)    $   674        $   476     $   198
 Credit                                 254        226         28         224          30         478            456          22
--------------------------------------------------------------------------------------------------------------------------------
 FINANCE AND ADVISORY                   588        481        107         564          24       1,152            932         220
--------------------------------------------------------------------------------------------------------------------------------
 Fixed Income                           377        267        110         460         (83)        837            531         306
 Emerging Markets                       149        123         26         237         (88)        386            309          77
 Equities                               205        158         47         116          89         321            310          11
 Foreign Exchange                       147         84         63          92          55         239            203          36
 Commodities                             42         16         26          14          28          56             28          28
--------------------------------------------------------------------------------------------------------------------------------
 MARKET MAKING                          920        648        272         919           1       1,839          1,381         458
--------------------------------------------------------------------------------------------------------------------------------
 Asset Management Services              277        256         21         251          26         528            499          29
 Securities and Futures Services        168        136         32         151          17         319            268          51
--------------------------------------------------------------------------------------------------------------------------------
 ASSET MANAGEMENT AND
 SERVICING                              445        392         53         402          43         847            767          80
--------------------------------------------------------------------------------------------------------------------------------
 TOTAL CLIENT-FOCUSED
 REVENUES                             1,953      1,521        432       1,885          68       3,838          3,080         758
--------------------------------------------------------------------------------------------------------------------------------
 EQUITY INVESTMENTS                     108        124        (16)         25          83         133            173         (40)
--------------------------------------------------------------------------------------------------------------------------------
 PROPRIETARY INVESTING AND
 TRADING                                 58        116        (58)        238        (180)        296            392         (96)
--------------------------------------------------------------------------------------------------------------------------------
 TOTAL PROPRIETARY REVENUES             166        240        (74)        263         (97)        429            565        (136)
--------------------------------------------------------------------------------------------------------------------------------
 CORPORATE ITEMS                         34 (a)     30          4        (151)        185        (117)(a)        (21)        (96)
--------------------------------------------------------------------------------------------------------------------------------
 CONSOLIDATED REVENUES                2,153      1,791        362       1,997         156       4,150          3,624         526
--------------------------------------------------------------------------------------------------------------------------------

The activities of our Fixed Income, Emerging Markets, and Equities businesses are reflected across several sectors.

Aggregate revenues for these businesses for the six months ended June 30 follows:

Fixed Income - $1,114 million (1998) and $762 million (1997); Emerging Markets - $395 million (1998) and $371 million (1997); and, Equities - $519 million (1998) and $446 million (1997).

(a) Includes a second quarter pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(b) Includes a first quarter 1998 pretax charge of $215 million related to the restructuring of business activities.

J.P. Morgan & Co. Incorporated



                                       13



TRADING REVENUE AND RELATED NET INTEREST REVENUE
J.P. Morgan & Co. Incorporated

The following table presents trading revenue, disaggregated by principal product grouping across all of our business sector activities, and total trading-related net interest revenue. This revenue reflects only a portion of the total revenues generated by our activities and excludes other important sources of revenues, including fees and commissions. As a result, this table does not reflect the integrated nature of our business.


In millions
----------------------------------------------------------------------------------------------------------------------------
                                                                                              TOTAL       NET
                       FIXED                         FOREIGN                 PROPRIETARY     TRADING    INTEREST  COMBINED
                       INCOME        EQUITIES        EXCHANGE  COMMODITIES     TRADING       REVENUE    REVENUE    TOTAL
----------------------------------------------------------------------------------------------------------------------------
Second Quarter 1998     $532           $109            $170         $40           $26         $877         $74         $951

Second Quarter 1997      250            170              72           2           (17)         477         159          636

----------------------------------------------------------------------------------------------------------------------------

First Quarter 1998       641             57              65          10           123          896         109        1,005

----------------------------------------------------------------------------------------------------------------------------

Six Months 1998        1,173            166             235          50           149        1,773         183        1,956

Six Months 1997          596            281             192          15            90        1,174         281        1,455

----------------------------------------------------------------------------------------------------------------------------



INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated



In millions
----------------------------------------------------------------------------------------------------------------------------
                                   ADVISORY AND                      UNDERWRITING                    TOTAL INVESTMENT
                                 SYNDICATION FEES                     REVENUE                        BANKING REVENUE
----------------------------------------------------------------------------------------------------------------------------
Second Quarter 1998                          $198                           $164                                   $362


Second Quarter 1997                           154                            140                                    294

----------------------------------------------------------------------------------------------------------------------------

First Quarter 1998                            191                            155                                    346

----------------------------------------------------------------------------------------------------------------------------

Six Months 1998                               389                            319                                    708


Six Months 1997                               283                            237                                    520


----------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated         14


ASSET QUALITY
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

NONPERFORMING ASSETS

                                                     June 30         March 31        December 31     June 30
In millions                                             1998             1998               1997        1997
                                                     -------         --------        -----------     -------
Nonperforming loans:
   Commercial and industrial                            $ 25             $ 52               $ 55        $ 60
   Banks and other financial institutions                  2                4                 30          14
   Other                                                  28               26                 28          32
------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                 55               82                113         106

Other nonperforming assets,
   primarily swaps                                       533              568                546           2
------------------------------------------------------------------------------------------------------------
Total nonperforming assets                               588              650                659         108
------------------------------------------------------------------------------------------------------------

AGGREGATE ALLOWANCE FOR CREDIT LOSSES

                                                   June 30             March 31            December 31         June 30
In millions                                           1998                 1998                   1997            1997
                                                   -------             --------            -----------         -------
Aggregate allowance for credit losses               $  904               $  987                 $1,081          $1,110
----------------------------------------------------------------------------------------------------------------------

                                                                  Second Quarter                             Six Months
                                                        ------------------------------------    ------------------------------------
                                                                   1998                1997                 1998                1997
                                                        ------------------------------------    ------------------------------------
Charge-offs:
   Commercial and industrial                                      ($15)                ($8)                ($58)               ($21)
   Banks and other financial institutions                          (16)                 (6)                 (56)                 (6)
   Losses on sale of loans, primarily banks
     and other financial institutions                              (52)                  -                  (78)                  -
   Other                                                             -                  (1)                   -                  (1)
Recoveries                                                           -                  12                   15                  22
------------------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated         15



CREDIT EXPOSURES TO CERTAIN ASIAN COUNTRIES
J.P. Morgan & Co. Incorporated
(preliminary)


The following tables present exposures to certain Asian countries based upon management's view of total exposure.



By financial instrument
--------------------------------------------------------------------------------------------------------- ---------- -----------
                                        June 30, 1998
---------------------------------------------------------------------------------------------------------
                                                              Credit                                      March 31,  December 31,
In billions                     Deriva-     Other out-       deriva-        Commit-         Total              1998          1997
                    Loans         tives      standings    tives, net          ments      exposure             Total         Total
--------------------------------------------------------------------------------------------------------- ---------- ------------
Indonesia            $0.1             -              -             -           $0.1          $0.2              $0.5          $0.8
Malaysia                -          $0.1           $0.1             -              -           0.2               0.3           0.4
Philippines           0.1           0.1            0.1             -              -           0.3               0.4           0.3
South Korea           0.5           1.4            0.7        ($0.3)              -           2.3               2.9           3.5
Thailand              0.1           0.2            0.1             -              -           0.4               0.5           1.1
--------------------------------------------------------------------------------------------------------- ---------- ------------
Total                 0.8           1.8            1.0         (0.3)            0.1           3.4 (1) (2)       4.6           6.1
--------------------------------------------------------------------------------------------------------- ---------- ------------





By counterparty
---------------------------------------------------------------------------------------------------

In billions                                    Govern-                      Commit-
June 30, 1998                      Banks         ments          Other         ments          Total
---------------------------------------------------------------------------------------------------
Indonesia                              -             -           $0.1          $0.1           $0.2
Malaysia                            $0.1             -            0.1             -            0.2
Philippines                          0.1          $0.1            0.1             -            0.3
South Korea                          1.3           0.4            0.6             -            2.3
Thailand                             0.3             -            0.1             -            0.4
---------------------------------------------------------------------------------------------------
Total exposure, June 30, 1998        1.8           0.5            1.0           0.1            3.4 (1) (2)
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Total, March 31, 1998                2.2           0.8            1.3           0.3            4.6
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
Total, December 31, 1997             3.2           0.8            1.7           0.4            6.1
---------------------------------------------------------------------------------------------------


(1) Approximately $2.5 billion of exposures to Indonesia, Malaysia, the Philippines, South Korea, and Thailand were eligible for coverage by the aggregate allowance for credit losses. Credit losses relating to the remaining exposures, primarily trading account securities (issuer positions) and investment securities, will be recognized in the income statement.


(2) Bank regulatory reporting rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), exclude certain items which management believes are appropriate in determining exposure, including trading account securities sold short of issuers in the above countries and credit derivatives with highly rated counterparties in non-emerging Asian countries. FFIEC exposures at June 30, 1998 by country are as follows: Indonesia $0.3 billion, Malaysia $0.2 billion, the Philippines $0.3 billion, South Korea $2.6 billion, and Thailand $0.5 billion. FFIEC exposures at June 30, 1998 using FFIEC counterparty definitions, which may differ from the management view, are as follows: Banks $2.1 billion, Governments $0.7 billion, and Other $1.0 billion; excluding total commitments of $0.1 billion.